Exhibit 21.1

List of subsidiaries

Data Domain International, Inc. (DE)

Data Domain International II, Inc. (DE)

Data Domain B.V. (Netherlands)

Data Domain Germany GmbH (Germany)

Data Domain U.K. Ltd. (United Kingdom)

Data Domain Sweden AB (Sweden)

Data Domain France Sarl. (France)

Data Domain Singapore PTE Ltd. (Singapore)

Data Domain Hong Kong Ltd. (Hong Kong)

Data Domain Japan KK (Japan)

Data Domain Mexico Srl. (Mexico)